NATURALLY ADVANCED TECHNOLOGIES, INC.
1008 Homer Street, Suite 402
Vancouver, BC Canada V6B 2X1

December 9, 2009

MAILSTOP: 3561

The United States Securities and Exchange Commission
Division of Corporation Finance
Office of Beverages, Apparel and Health Care Services
100 F Street, NE
Washington, DC 20549

Naturally Advanced Technologies, Inc. (the "Company")
Form 10-K for Fiscal Year Ended December 31, 2008
Filed April 13, 2009
Form 10-Q for Three Months Ended March 31, 2009
Filed May 20, 2009
File No. 000-50367

In connection with responding to the Staff's letter of November 5, 2009, the Company hereby acknowledges that:

  the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

  Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

  the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

Naturally Advanced Technologies, Inc.

"Guy Prevost"
Name:  Guy Prevost
Title:  Chief Financial Officer